Prospectus Supplement No. 4 dated September 8, 2021

(to Prospectus dated June 17, 2021, Prospectus Supplement No. 1 dated July 30, 2021, Prospectus Supplement No. 2 dated August 16, 2021 and Prospectus Supplement No. 3 dated August 27, 2021)

Filed Pursuant to Rule 424(b)(3) Registration No. 333-256441

BARCLAYS BANK PLC

OFFER TO EXCHANGE

each of the iPath® S&P GSCI® Crude Oil Total Return Index ETNs due August 14, 2036 (the “Old Notes”)

for

six iPath® Pure Beta Crude Oil ETNs due April 18, 2041 (the “New Notes”)

and

CONSENT SOLICITATION

relating to any and all outstanding Old Notes

This Prospectus Supplement No. 4 dated September 8, 2021 (this “prospectus supplement”) updates certain statements and supersedes any inconsistent statement contained in the Prospectus dated June 17, 2021, as supplemented by the Prospectus Supplement No. 1 dated July 30, 2021, the Prospectus Supplement No. 2 dated August 16, 2021 and the Prospectus Supplement No. 3 dated August 27, 2021 (collectively, the “prospectus”) of Barclays Bank PLC (“we,” “us” or the “Issuer”). This prospectus supplement and the prospectus, taken together, constitute a current prospectus relating to the Issuer’s offer to exchange any and all outstanding iPath® S&P GSCI® Crude Oil Total Return Index ETNs due August 14, 2036 (CUSIP: 06738C760 / ISIN: US06738C7609) (the “Old Notes”) for iPath® Pure Beta Crude Oil ETNs due April 18, 2041 (CUSIP: 06740P221 / ISIN: US06740P2213) (the “New Notes”) (the “Exchange Offer”) and consent solicitation relating to any and all outstanding Old Notes (the “Consent Solicitation”).

Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

Noteholders should carefully consider all of the information in the prospectus (as modified by this prospectus supplement) and, in particular, the risk factors beginning on page 23 of the prospectus and the risk factors contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into the prospectus.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The New Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. Barclays PLC, our parent, has not guaranteed or assumed any obligations in respect of the New Notes.

The Dealer Manager for the Exchange Offer is:

Barclays Capital Inc.

The date of this prospectus supplement is September 8, 2021

CHANGES TO THE PROSPECTUS AND THE TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

We are modifying the contents of the prospectus as described below. Accordingly, references in the prospectus to the matters described herein shall be deemed to reflect such modifications. The section in the prospectus entitled “Validity of the New Notes” is hereby amended as follows:

Validity of the New Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Barclays Bank PLC, when the New Notes offered by this prospectus have been executed and issued by Barclays Bank PLC and authenticated by the Trustee pursuant to the Indenture, and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, such New Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 24, 2021, filed as an exhibit to a registration statement on Form F-4 by Barclays Bank PLC on May 24, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the New Notes and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 24, 2021, which has been filed as an exhibit to the registration statement on Form F-4 referred to above.

* * *

Except as set forth in this prospectus supplement, the terms and conditions of the Exchange Offer and Consent Solicitation remain as set forth in the prospectus.

Any questions or requests for assistance in connection with the prospectus may be directed to the Dealer Manager at its toll-free telephone number or e-mail address as set forth below. Any questions or requests for assistance in connection with the delivery of an Exchange Instruction may be directed to the Exchange Agent at its toll-free telephone number or e-mail address as set forth below. Any requests for additional copies of the prospectus or related documents, which may be obtained free of charge, may be directed to the Information Agent at its toll-free telephone number or e-mail address as set forth below. Any Noteholder whose Old Notes are held on its behalf by a broker, dealer, bank, custodian, trust company, nominee or other Intermediary should promptly contact such entity if it wishes to tender or withdraw tenders of its Old Notes in the Exchange Offer. Such Intermediaries may have deadlines for participating in the Exchange Offer prior to the Expiration Deadline.

The Dealer Manager is:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Telephone: +1 212-528-7990
Attention: Barclays ETN Desk
Email: etndesk@barclays.com

The Exchange Agent is:

The Bank of New York Mellon

One Canada Square, 40th Floor

London E14 5AL

United Kingdom

Attention: Debt Restructuring Services

Telecopy no. +44 20 7964 2536

Email: debtrestructuring@bnymellon.com

The Information Agent is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor

New York, New York 10005
Telephone: +1 212-269-5550
U.S. Toll Free Number: +1 866-342-4883
Attention: Michael Horthman
Email: barclays@dfking.com

Fax: 212-709-3328

Fax for Confirmation (for eligible institutions only): 212-232-3233